EXHIBIT 23.1

THE WARNACO GROUP, INC.
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-151018, 333-108744, 333-121771 and 333-125159 on Form S-8 of our reports dated February 27, 2009, relating to (1) the consolidated financial statements and financial statement schedule of The Warnaco Group, Inc. and subsidiaries (the “Company”) (which report on the consolidated financial statements and financial statement schedule expresses an unqualified opinion and includes explanatory paragraphs relating to (a) the defined postretirement plan assets include limited partnership investments that do not have readily determinable market values and (b) a change in method of accounting for uncertain tax positions under FASB Interpretation No. 48) and (2) the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the fiscal year ended January 3, 2009.

/s/  DELOITTE & TOUCHE LLP

New York, New York
February 27, 2009